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                                                                Exhibit 10.24(h)

                            FIRST AMENDMENT TO THE
                           PLAYBOY ENTERPRISES, INC.
                              BOARD OF DIRECTORS'
                          DEFERRED COMPENSATION PLAN

     This First Amendment is made on this 25th day of April, 1996, to be effective as of April 1, 1996.

     WHEREAS, Playboy Enterprises, Inc. (the "Company") sponsors a Deferred Compensation Plan, as previously amended, for certain highly compensated employees (the "Employees' Plan"), and the Board of Directors' Deferred Compensation Plan (the "Directors' Plan") for outside directors of the Company; and

     WHEREAS, the Company wishes to clarify the terms of the Directors' Plan to:
(i) allow such plan to accept a direct transfer of any amounts standing to the credit of an eligible director under the Employees' Plan (attributable to periods during which such individual had been a participant in such plan); and
(ii) provide that certain elections made by the eligible director under the Employees' plan with respect to the transferred amounts shall be preserved as to such amounts under the Directors' Plan.

     NOW, THEREFORE, the Directors' Plan is hereby amended in the following respect:

     1. The following sentence shall be added at the end of Section 3.01 of the plan, effective as of April 1, 1996:

          "Notwithstanding the foregoing, any Director who was previously a participant in the Company's Deferred Compensation Plan shall contribute to this Plan the full amount standing to his or her credit under such Deferred Compensation Plan, as and to the extent permitted or required under the terms of such plan, whether or not such Director shall otherwise elect make deferral contributions hereunder."

     2. A new Section 4.08 shall be added to Article IV of the plan to read as follows:

               "4.08 Preservation of Interim Distribution Benefit Elections. If a Participant who had been a participant in the Company's Deferred Compensation Plan, and whose account balance under such plan shall have been transferred to this Plan under Section 3.01 hereof, shall have made a valid election or elections with respect to all or a portion of the amounts so transferred under Section 4.05 (Interim Distribution Benefit) of such Deferred Compensation Plan, such election(s) shall be preserved and given effect by the Administrative Committee. For purposes of applying this provision: (a) the Administrative Committee shall refer to
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          Section 4.05 of the Deferred Compensation Plan, a copy of which
          Section shall be attached as an exhibit to this Plan; and (b) references in such Section to the "Administrative Committee" shall be deemed to refer to this Plan's Administrative Committee. Nothing in this Section 4.08 shall be interpreted so as to permit any Participant, including a former participant in the Company's Deferred Compensation Plan, to make any similar election with respect to any amounts subject to deferral under this Plan."